Exhibit 10.22
Standard Form of OFFICE BUILDING LEASE Developed by PORTLAND METROPOLITAN ASSOCIATION OF BUILDING OWNERS AND MANAGERS
OFFICE LEASE
This Lease, made and entered into at Portland, Oregon, this 20th day of June, 2005 by and between

LANDLORD:	Union Bank of California as Trustee for Quest Group Trust VI

and

TENANT:	Pixelworks, Inc.
Landlord hereby leases to Tenant the following: approximately 52,921 rentable square feet known as Suites 103-400 for a period of March 1, 2006 through July 31, 2006 and 55,821 rentable square feet known as Suites 100-400 from August 1, 2006 through February 28, 2009 and depicted on Exhibit A attached hereto (the Premises), that is located in that certain building located at 8100 S.W. Nyberg Road, Tualatin, Oregon, containing approximately 55,821 rentable square feet as depicted/described on Exhibit B attached hereto (the Building).
Tenant’s Proportion Share for purposes of Section 19 shall be 95% from March 1, 2006 through July 31, 2006 and 100% from August 1, 2006 through February 28, 2009.
This Lease is for a term commencing March 1, 2006 and continuing through February 28, 2009 at a Monthly Base Rental as follows:

March 1, 2006 through July 31, 2006	$104,685 per month
August 1, 2006 through December 31, 2006	$110,908 per month ($23.84 per square foot annually)
January 1, 2007 through July 31, 2007	$111,887 per month ($24.05 per square foot annually)
August 1, 2007 through August 31, 2007	$112,007 per month ($24.08 per square foot annually)
September 1, 2007 through December 31, 2007	$114,251 per month ($24.56 per square foot annually)
January 1, 2008 through January 31, 2009	$115,263 per month ($24.78 per square foot annually)
February 1, 2009 through February 28, 2009	$115,773 per month ($24.89 per square foot annually)
Rent is payable in advance on the first day of each month commencing March 1, 2006.
Landlord and Tenant covenant and agree as follows:
1.1 Delivery of Possession.
Should Landlord be unable to deliver possession of the Premises on the date fixed for the commencement of the term, commencement will be deferred and Tenant shall owe no rent until notice from Landlord tendering possession to Tenant. During the period from the scheduled Commencement Date to the actual Commencement Date, Tenant shall continue to occupy the Premises under the terms of its lease(s) and sublease(s) of the Premises (the “Current Lease”). If possession is not so tendered within 90 days following commencement of the term, then Tenant may elect to cancel this Lease by notice to Landlord within 10 days following expiration of the 90-day period. Landlord shall have no liability to Tenant for delay in delivering possession, nor shall such delay extend the term of this Lease in any manner unless the parties execute a written extension agreement.
2.1 Rent Payment.
Tenant shall pay the Base Rent for the Premises and any additional rent provided herein without deduction or offset. Rent for any partial month during the lease term shall be prorated to reflect the number of days during the month that Tenant occupies the Premises. Additional rent means amounts determined under Section 19 of this Lease and any other sums payable by Tenant to Landlord under this Lease. Rent not paid when due shall bear interest at the rate of one-and-one-half percent per month until paid. Landlord may at its option impose a late charge of $.05 for each $1 of rent for rent payments made more than 10 days late in lieu of interest for the first month of delinquency, without waiving any other remedies available for default. Failure to impose a late charge shall not be a waiver of Landlord’s rights hereunder.
3.1 Lease Consideration.
Upon execution of the Lease, Tenant has paid the Base Rent for the first full month of the lease term for which rent is payable and in addition has paid the sum of $76,391 as lease consideration in addition to the $39,382 Landlord is already holding. The total security deposit is $115,773. Landlord may apply the lease consideration to pay the cost of performing any obligation which Tenant fails to perform within the time required by this Lease, following any applicable notice and cure period, but such application by Landlord shall not be the exclusive remedy for Tenant’s default. If the lease consideration is applied by Landlord, Tenant shall on demand pay the sum necessary to replenish the lease consideration to its original amount. To the extent not applied by Landlord to cure defaults by Tenant, the lease consideration shall be applied to costs at the end of the Lease term, including but not limited to, repairs in excess of “normal wear and tear” and reconciliation of operating expenses. Any portion of the lease consideration not used to cover the end of term expenses shall be refundable. If Tenant is in default under this Lease more than two (2) times within any twelve-month period, irrespective of whether or not such default is cured, then without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, the lease consideration shall automatically be increased by an amount equal to two (2) times the original lease consideration.

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4.1 Use.
Tenant shall use the Premises as business for corporate business office and operation of an electronics engineering and testing laboratory and for no other purpose without Landlord’s written consent. In connection with its use, Tenant shall at its expense promptly comply and cause the Premises to comply with all applicable laws, ordinances, rules and regulations of any public authority and shall not annoy, obstruct, or interfere with the rights of other tenants of the Building; provided, however, that in no event shall Tenant be responsible for compliance of the Premises or the Building with any laws relating to fire, life, safety, or accessibility, and the same shall be the sole responsibility of Landlord. Tenant shall create no nuisance nor allow any objectionable fumes, noise, or vibrations to be emitted from the Premises. Tenant shall not conduct any activities that will increase Landlord’s insurance rates for any portion of the Building or that will in any manner degrade or damage the reputation of the Building.
4.2 Equipment.
Tenant shall install in the Premises only such office equipment as is customary for general office use and shall not overload the floors or electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building. Landlord must approve in advance the location of and manner of installing any wiring or electrical, heat generating or communication equipment or exceptionally heavy articles. All telecommunications equipment, conduit, cables and wiring, additional dedicated circuits and any additional air conditioning required because of heat generating equipment or special lighting installed by Tenant shall be installed and operated at Tenant’s expense. Landlord shall have no obligation to permit the installation of equipment by any telecommunications provider whose equipment is not then servicing the Building. Anything to the contrary contained in this Section notwithstanding, Landlord acknowledges and agrees that the equipment and improvements currently located and used in the Premises under the Current Lease is approved and may be used by Tenant without further approval.
4.3 Signs.
No signs, awnings, antennas, or other apparatus shall be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned so as to be visible from outside the Premises without Landlord’s written approval as to design, size, location, and color. All signs installed by Tenant shall comply with Landlord’s standards for signs and all applicable codes and all signs and sign hardware shall be removed upon termination of this Lease with the sign location restored to its former state unless Landlord elects to retain all or any portion thereof. Anything to the contrary contained in this Section notwithstanding, Landlord acknowledges and agrees that all signs, attachments, window coverings, and other items described in this Section that are currently located on the Premises, as well as replacements thereof, are approved by Landlord.
Tenant, at its sole expense, shall have the right to erect an illuminated sign per Exhibit G at a location that is mutually acceptable as long as it meets Class A standards. The exterior sign will be subject to Landlord and City of Tualatin approval. Landlord approval shall not be unreasonably withheld. Tenant shall also have the right to install non-illuminated signage at interior locations. Tenant agrees to absorb the cost to remove all signage at the end of the Lease term.
Tenant, at its sole expense, shall have the right to locate a monument at the entrance to the property per Exhibit H, subject to design approval by Landlord, which shall not be unreasonably withheld. Tenant shall not be required to remove the monument at the end of the Lease term.
Tenant, at its sole expense, shall have the right to locate a decorative rock in the Building, subject to the following: 1) Tenant shall provide Landlord with an engineering report which confirms that the method of installation shall not damage the existing Building structures; 2) Exact location of decorative rock is subject to Landlord approval; and 3) Any damage caused by the decorative rock during the Lease term or as a result of its removal shall be the responsibility of Tenant.
5.1 Utilities and Services.
Landlord will furnish water and electricity to the Building at all times and will furnish heat and air conditioning (if the Building is air conditioned) during the normal Building hours as established by Owner, which in no event shall be less than 7:00 a.m. to 6:00 p.m., Monday through Friday. Janitorial service will be provided in accordance with the specifications set forth on Exhibit E attached hereto. Tenant may elect, with 60 days notice, to provide their own janitorial service, and upon so doing, the Monthly Base Rental will be reduced by the amount of monthly charges incurred by the Landlord for the current janitorial service. Tenant agrees to use a janitorial contractor signatory to all applicable collective bargaining agreements. Tenant shall comply with all government laws or regulations regarding the use or reduction of use of utilities on the Premises. Interruption of services or utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, unless such interruption is caused by Landlord’s negligence or willful misconduct. Landlord shall take all reasonable steps to correct any interruptions in service. Electrical service furnished will be 110 volts unless different service already exists in the Premises. Tenant shall provide its own surge protection for power furnished to the Premises.
5.2 Extra Usage.
If Tenant uses excessive amounts of utilities or services of any kind because of operation outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting, or any other cause, Landlord may impose a reasonable charge for supplying such extra utilities or services, which charge shall be payable monthly by Tenant in conjunction with rent payments. Landlord acknowledges that Tenant’s utility and services usage under the Current Lease is not excessive and no additional charges will be imposed for such continued use under this Lease. In case of dispute over any extra charge under this Section, Landlord shall designate a qualified independent engineer

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whose decision shall be conclusive on both parties. Landlord and Tenant shall each pay one-half of the cost of such determination.
5.3 Security.
Landlord may but shall have no obligation to provide security service or to adopt security measures regarding the Premises, and Tenant shall cooperate with all reasonable security measures adopted by Landlord. Tenant may install a security system within the leased Premises, with Landlord’s written consent, which will not be unreasonably withheld. Landlord acknowledges that Tenant’s current security system is acceptable. Landlord will be provided with an access code to any security system and shall not have any liability for accidentally setting off Tenant’s security system. Landlord may modify the type or amount of security measures or services provided to the Building or the Premises at any time.
6.1 Maintenance and Repair.
Landlord shall maintain and repair in good condition the Building structure, roof, exterior walls and doors, exterior windows and common areas of the Building, and the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building that are used in common by all tenants of the Building (including replacing building standard light bulbs). Tenant shall maintain and repair the Premises in good condition, including, without limitation, maintaining and repairing all walls, floors, and ceilings (but not any structural elements thereof), all interior doors, partitions and windows, and all Premises systems, fixtures and equipment that are not the maintenance responsibility of Landlord, as well as damage caused by Tenant, its agents, employees, contractors or invitees.
Landlord shall have no liability for failure to perform required maintenance and repair unless written notice of such maintenance or repair is given by Tenant and Landlord fails to commence efforts to remedy the problem in a reasonable time and manner. Landlord shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs, and Landlord shall have no liability for interference with Tenant’s use because of repairs and installations, provided that the same is performed in a manner to minimize interference with Tenant’s use, to the extent practicable, and completed as expeditiously as possible. Except as otherwise set forth herein, Tenant shall have no claim against Landlord for any interruption or reduction of services or interference with Tenant’s occupancy, and no such interruption or reduction shall be construed as a constructive or other eviction of Tenant. Repair of damage caused by negligent or intentional acts or breach of this Lease by Tenant, its employees or invitees shall be at Tenant’s expense.
6.2 Alterations.
Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord’s prior written consent which may be withheld in Landlord’s reasonable discretion. The foregoing notwithstanding, Tenant may make cosmetic, non-structural changes, e.g., painting, floor covering, etc., without Landlord’s consent. Any such improvements, alterations, wiring, cables or conduit installed by Tenant shall at once become part of the Premises and belong to Landlord except for removable machinery and unattached movable trade fixtures. Landlord may at its option require that Tenant remove any improvements, alterations, wiring, cables or conduit installed by or for Tenant and restore the Premises to the original condition upon termination of this Lease. Tenant shall not be responsible for the restoration of any work done previous to the date this Lease is executed, except for the restoration of the 2nd floor elevator lobby and corridor. Landlord shall have the right to approve the contractor used by Tenant for any work in the Premises, and to post notices of nonresponsibility in connection with work being performed by Tenant in the Premises. Work by Tenant shall comply with all laws then applicable to the Premises.
Tenant, at its sole expense, shall have the right at any time during the Lease term of their current lease/sublease and future lease terms, to construct a first floor reception area as indicated on the attached Exhibit I. In addition, Tenant shall have the right at any time during the Lease term to construct the showers on the first floor per Exhibit J, with the cost to construct the showers to be split equally between Landlord and Tenant.
7.1 Limitation of Liability.
The liability of Union Bank of California, Quest Investment Management Inc. and Quest Property Management with regard to all aspects of this Lease shall be limited to the assets of Quest Group Trust VI, except if such liability arises out of or is caused by Landlord’s negligence or willful misconduct, or its failure to enforce the rules and regulations following notice from Tenant.
7.2 Indemnity.
Tenant shall not allow any liens to attach to the Building or Tenant’s interest in the Premises as a result of its activities. Tenant shall indemnify and defend Landlord and its managing agents from any claim, liability, damage, or loss occurring on the Premises, arising out of any activity by Tenant, its agents, or invitees or resulting from Tenant’s failure to comply with any term of this Lease. Neither Landlord nor its managing agent shall have any liability to Tenant because of loss or damage to Tenant’s property or for death or bodily injury caused by the acts or omissions of other Tenants of the Building, or by third parties (including criminal acts).
7.3 Insurance.
Tenant shall carry liability insurance with limits of not less than One Million Dollars ($1,000,000) combined single limit bodily injury and property damage which insurance shall have an endorsement naming Landlord and Landlord’s managing agent, if any, as an additional insured, cover the liability insured under Section 7.2 of this Lease, and be in form and with companies reasonably acceptable to Owner. Prior to occupancy, Tenant shall furnish a certificate evidencing such insurance which shall state that the coverage shall not be cancelled or materially changed without 10 days advance notice to Landlord and Landlord’s managing agent, if any. A renewal certificate shall be furnished at least 10 days prior to expiration of any policy.

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8.1 Fire or Casualty.
“Major Damage” means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than 25 percent of the pre-damage value of the Building to repair, or which is not covered by insurance. In case of Major Damage, Landlord may elect to terminate this Lease by notice in writing to the Tenant within 30 days after such date. Tenant may elect to terminate this Lease by written notice to Landlord within such thirty (30) day period if Landlord’s time to restore the Premises or the Building is estimated to take more than ninety (90) days or if, after having commenced the restoration of the Premises or the Building, Landlord fails to complete the same in the time period for completion stated prior to such commencement. If this Lease is not terminated following Major Damage, or if damage occurs which is not Major Damage, Landlord shall promptly restore the Premises to the condition existing just prior to the damage. Tenant shall promptly restore all damage to tenant improvements or alterations installed by Tenant or pay the cost of such restoration to Landlord if Landlord elects to do the restoration of such improvements. Unless the casualty was caused by the negligence or willful misconduct of Tenant, Rent shall be reduced from the date of damage until the date restoration work being performed by Landlord is substantially complete, with the reduction to be in proportion to the area of the Premises not useable by Tenant.
8.2 Waiver of Subrogation.
Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises and any alterations or tenant improvements it has made to the Premises. Neither Landlord, its managing agent nor Tenant shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage, or any of the risks that are or could be covered by a special all risk property insurance policy, or for any business interruption, and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss. This waiver is binding only if it does not invalidate the insurance coverage of either party hereto.
9.1 Eminent Domain.
If a condemning authority takes title by eminent domain or by agreement in lieu thereof to the entire Building or a portion sufficient to render the Premises unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that possession is taken by the condemning authority. Rent shall be reduced for the remainder of the term in an amount proportionate to the reduction in area of the Premises caused by the taking. All condemnation proceeds shall belong to Landlord, and Tenant shall have no claim against Landlord or the condemnation award because of the taking; provided, however, that nothing herein shall prevent Tenant from pursuing and obtaining a separate award or awards for loss of its leasehold interest, leasehold improvements, moving expenses, and other claims.
10.1 Assignment and Subletting.
This Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns, provided that Tenant shall not assign its interest under this Lease or sublet all or any portion of the Premises without first obtaining Landlord’s consent in writing. This provision shall not apply to transfers by operation of law including, but not limited to, mergers and changes in control of Tenant. No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this Lease, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. Landlord shall not unreasonably withhold its consent to any assignment or subletting provided the effective rental paid by the subtenant or assignee is not less than the current scheduled rental rate of the Building for comparable space and the proposed Tenant is compatible with Landlord’s normal standards for the Building. If Tenant proposes a subletting or assignment to which Landlord is required to consent under this Section, Landlord shall have the option of terminating this Lease for that portion of the Premises proposed to be assigned or sublet and may lease the same directly to the proposed subtenant or assignee. If an assignment or subletting is permitted, one-half of any cash profit, or the net value of any other consideration received by Tenant as a result of such transaction shall be paid to Landlord promptly following its receipt by Tenant. Tenant shall pay any reasonable costs incurred by Landlord in connection with a request for assignment or subletting, including reasonable attorneys’ fees.
11.1 Default.
Any of the following shall constitute a default by Tenant under this Lease:
(a)	Tenant’s failure to pay rent or any other charge under this Lease within 10 days following written notice from Landlord of such nonpayment, or failure to comply with any other term or condition within 30 days following written notice from Landlord specifying the noncompliance. If such noncompliance cannot be cured within the 30-day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good, faith and with reasonable diligence to effect compliance as soon as possible. The foregoing notwithstanding, Landlord shall be required to give Tenant the ten (10) day notice of nonpayment specified in the first sentence of this subsection (a) and only two (2) times in any consecutive twelve (12) month period. Time is of the essence of this Lease.

(b)	Tenant’s insolvency, business failure or assignment for the benefit of its creditors. Tenant’s commencement of proceedings under any provision of any bankruptcy or insolvency law or failure to obtain dismissal of any petition filed against it under such laws within the time required to answer; or the appointment of a receiver for all or any portion of Tenant’s properties or financial records.

(c)	Assignment or subletting by Tenant in violation of Section 10.1.

(d)	Vacation or abandonment of the Premises without the written consent of Landlord or failure to occupy the Premises within 20 days after notice from Landlord tendering possession.
11.2 Remedies for Default.
In case of default as described in Section 11.1 Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:
(a)	Landlord may at its option terminate the lease by notice to Tenant. With or without termination, Landlord may retake possession of the Premises and may use or relet the Premises without accepting a surrender or waiving the right to damages. Following such retaking of possession, efforts by Landlord to relet the Premises shall be sufficient if Landlord follows its usual procedures for finding tenants for the space at rates not less than the current rates for other comparable space in the Building. If Landlord has other vacant space in the Building, prospective tenants may be placed in such other space without prejudice to Landlord’s claim to damages or loss of rentals from Tenant.

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(b)	Landlord may recover all damages caused by Tenant’s default which shall include an amount equal to rentals lost because of the default, lease commissions paid for this Lease, and the unamortized cost of any tenant improvements installed by Landlord to meet Tenant’s special requirements. Landlord may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the lease. Such damages shall be measured by the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgement at the prevailing interest rate on judgements.

(c)	Landlord may make any payment or perform any obligation which Tenant has failed to perform, in which case Landlord shall be entitled to recover from Tenant upon demand all amounts so expended, plus interest from the date of the expenditure at the rate of one-and-one-half percent per month. Any such payment or performance by Landlord shall not waive Tenant’s default.
12.1 Surrender.
On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord and surrender the Premises vacuumed, swept, and free of debris and in the same condition as at the commencement of the term subject only to reasonable wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and repair all damage resulting from such removal. Failure to remove shall be an abandonment of the property, and Landlord may dispose of it in any manner without liability. If Tenant fails to vacate the Premises when required, including failure to remove all its personal property, Landlord may elect either: (i) to treat Tenant as a tenant from month to month, subject to the provisions of this Lease except that rent shall be one-and-one-half times the total rent being charged when the lease term expired, and any option or other rights regarding extension of the term or expansion of the Premises shall no longer apply; or (ii) to eject Tenant from the Premises and recover damages caused by wrongful holdover.
13.1 Regulations.
Landlord shall have the right but shall not be obligated to make, revise and enforce against all tenants of the Building regulations or policies consistent with this Lease for the purpose of promoting safety, health (including moving, use of common areas and prohibition of smoking), order, economy, cleanliness, and good service to all tenants of the Building. All such regulations and policies shall be complied with as if part of this Lease and failure to comply shall be a default, subject to notice and the opportunity to cure set forth in Section 11(a) hereof.
14.1 Access.
During times other than normal Building hours, Tenant’s officers and employees or those having business with Tenant may be required to identify themselves or show passes in order to gain access to the Building. Landlord shall have no liability for permitting or refusing to permit access by anyone. Landlord may regulate access to any Building elevators outside of normal Building hours. Landlord shall have the right to enter upon the Premises at any time by passkey or otherwise to determine Tenant’s compliance with this Lease, to perform necessary services, maintenance and repairs or alterations to the Building or the Premises, or to show the Premises to any prospective tenant or purchasers. Except in case of emergency, such entry shall be following notice and at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Tenant, and shall be escorted by a representative of Tenant. Tenant shall have electronic access to all exterior doors.
14.2 Furniture and Bulky Articles.
Tenant shall move furniture and bulky articles in and out of the Building or make independent use of the elevators only at times approved by Landlord following at least 24 hours written notice to Landlord of the intended move. Landlord will not unreasonably withhold its consent under this Section.
15.1 Notices.
Notices between the parties relating to this Lease shall be in writing, effective when delivered, or if mailed, effective on the second day following mailing, postage prepaid, to the address for the party stated in this Lease or to such other address as either party may specify by notice to the other. Notice to Tenant may always be delivered to the Premises. Rent shall be payable to Landlord at the same address and in the same manner, but shall be considered paid only when received.
16.1 Subordination and Attornment.
This Lease shall be subject to and subordinate to any mortgages, deeds of trust, or land sale contracts (here after collectively referred to as encumbrances) now existing against the Building. Landlord shall obtain, not later than one hundred eighty (180) days prior to the Commencement Date, a written agreement from the holder of all such encumbrances that such holder will not disturb Tenant’s tenancy under this Lease in the event of a foreclosure by the holder of such encumbrance. In the event such nondisturbance agreement(s) is/are not obtained within such period, Tenant shall have the right to terminate this Lease by written notice to Landlord and without further liability to Landlord. At Landlord’s option this Lease shall be subject and subordinate to any future encumbrance hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and Tenant shall execute such documents as may reasonably be requested by Landlord or the holder of the encumbrance to evidence this subordination; provided, however, that such subordination shall be subject to the requirement that if any such encumbrance is foreclosed, the purchaser at foreclosure sale shall recognize and not disturb Tenant’s lease, and Tenant shall attorn to such purchaser and this Lease shall continue.
16.2 Transfer of Building.
If the Building is sold or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee and recognize it as the lessor under this Lease, and, provided the purchaser or transferee assumes all obligations hereunder, the transferor shall have no further liability hereunder.

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16.3	Estoppels.
Either party will within 10 days after notice from the other execute, acknowledge and deliver to the other party a certificate certifying whether or not this Lease has been modified and is in full force and effect; whether there are any modifications or alleged breaches by the other party; the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent; and any other facts that may reasonably be requested. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. If requested by the holder of any encumbrance, or any ground lessor, Tenant will agree to give such holder or lessor notice of and an opportunity to cure any default by Landlord under this Lease within thirty (30) days.
17.1 Attorneys’ Fees.
In any litigation arising out of this Lease, the prevailing party shall be entitled to recover attorneys’ fees at trial and on any appeal. If Landlord incurs attorneys’ fees because of a default by Tenant, Tenant shall pay all such fees whether or not litigation is filed.
18.1 Quiet Enjoyment.
Landlord warrants that so long as Tenant complies with all terms of this Lease it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by Landlord. Neither Landlord nor its managing agent shall have any liability to Tenant for loss or damages arising out of the acts, including criminal acts, of other tenants of the Building or third parties, nor any liability for any reason which exceeds the value of its interest in the Building.
19.1 Additional Rent-Tax Adjustment.
Whenever for any July 1 — June 30 tax year the real property taxes levied against the Building and its underlying land exceed those levied for the 2005 — 2006 tax year, then the monthly rental for the next succeeding calendar year shall be increased by one-twelfth of such tax increase times Tenant’s Proportionate Share. “Real property taxes” as used herein means all taxes and assessments of any public authority against the Building and the land on which it is located, the cost of contesting any tax and any form of fee or charge imposed on Landlord as a direct consequence of owning or leasing the Premises, including but not limited to rent taxes, gross receipt taxes, leasing taxes, or any fee or charge wholly or partially in lieu of or in substitution for ad valorem real property taxes or assessments, whether now existing or hereafter enacted. If any portion of the Building is occupied by a tax-exempt tenant so that the Building has a partial tax exemption under ORS 307.112 or a similar statute, then real property taxes shall mean taxes computed as if such partial exemption did not exist. If a separate assessment or identifiable tax increase arises because of improvements to the Premises, then Tenant shall pay 100 percent of such increase. Anything to the contrary contained herein notwithstanding, in the event any such taxes or assessments are payable in installments, Landlord shall elect to pay the same in installments over the longest possible period, and only such installments due and payable during the Lease term shall be considered “real property taxes” hereunder.
19.2 Operating Expense Adjustment.
Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which operating expenses for the Building increase over those experienced by Landlord during the calendar year 2006 (base year). Effective January 1 of 2007 each year Landlord shall estimate the amount by which operating expenses are expected to increase, if any, over those incurred in the base year. Monthly rental for that year shall be increased by one-twelfth of Tenant’s share of the estimated increase. Following the end of each calendar year, Landlord shall compute the actual increase in operating expenses and bill Tenant for any deficiency or credit Tenant with any excess collected. As used herein “operating expenses” shall mean all costs of operating and maintaining the Building as determined by standard real estate accounting practice, including, but not limited to: all water and sewer charges; the cost of natural gas and electricity provided to the Building; janitorial and cleaning supplies and services; administration costs and management fees; superintendent fees; security services, if any; insurance premiums; licenses, permits for the operation and maintenance of the Building and all of its component elements and mechanical systems; the annual amortized capital improvement cost (amortized over such a period as Landlord may select but not shorter than the period allowed under the Internal Revenue Code and at a current market interest rate) for any capital improvements to the Building required by any governmental authority. Operating expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of taxes or expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.
19.3 Disputes.
If Tenant disputes any computation of additional rent or rent adjustment under Sections 19.1 and 19.2 of this Lease, it shall give notice to Landlord not later than one year after the notice from Landlord describing the computation in question, but in any event not later than 30 days after expiration or earlier termination of this Lease. If Tenant fails to give such a notice, the computation by Landlord shall be binding and conclusive between the parties for the period in question. If Tenant gives a timely notice, the dispute shall be resolved by an independent certified public accountant mutually agreed to by Landlord and Tenant, whose decision shall be conclusive between the parties. Each party shall pay one-half of the fee for making such determination except that if the adjustment in favor of Tenant does not exceed three percent (3%) of the escalation amounts for the year in question, Tenant shall pay (i) the entire cost of any such third-party determination; and (ii) Landlord’s out-of-pocket costs and reasonable expenses for personnel time in responding to the audit. In the event the adjustment in favor of Tenant equals or exceeds five percent (5%) of the escalation amounts for the year in question, Landlord shall pay (i) the entire cost of any such third party determination, and (ii) Tenant’s out-of-pocket costs and reasonable expenses for personnel time in connection with the audit. Nothing herein shall reduce Tenant’s obligations to make all payments as required by this Lease.

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20.1 Complete Agreement; No Implied Covenants.
This Lease and the attached Exhibits and Schedules if any, constitute the entire agreement of the parties and supersede all prior written and oral agreements and representations and there are no implied covenants or other agreements between the parties except as expressly set forth in this Lease. Neither Landlord nor Tenant is relying on any representations other than those expressly set forth herein.
20.2 Tenant Improvement Allowance.
Landlord agrees to provide Tenant with an allowance of $243,622 for the purposes of improving the Premises.
20.3 Captions.
The titles to the Sections of this Lease are descriptive only and are not intended to change or influence the meaning of any Section or to be part of this Lease.
20.4 Nonwaiver.
Failure by Landlord to promptly enforce any regulation, remedy or right of any kind under this Lease shall not constitute a waiver of the same and such right or remedy may be asserted at any time after Landlord becomes entitled to the benefit thereof notwithstanding delay in enforcement.
20.5 Exhibits.
The following Exhibits are attached hereto and incorporated as a part of this Lease:

Exhibit A	The Premises
Exhibit B	The Project
Exhibit C	Space Plan
Exhibit D	Building Standards
Exhibit E	Janitorial Specifications
Exhibit F	Rules and Regulations for Office Lease
Exhibit G	Building Signage
Exhibit H	Building Monument
Exhibit I	Reception Layout
Exhibit J	Shower Layout
Billing Information
20.6 Renewal.
So long as this Lease is not, and has not been in default beyond any applicable notice and cure period during the Lease term, Tenant shall have the right to extend the Lease term for a period of five (5) years at “Fair Market Rent” by providing Landlord written notice of Tenant’s intent to exercise the renewal option at least one hundred eighty (180) days prior to the end of the initial Lease term (the “Exercise Notice”). “Fair Market Rent” shall mean the minimum rent being charged for comparable space in the Portland Oregon, metropolitan area with similar amenities and fixtures. Fair Market Rent shall be determined by Landlord with written notice (the “Notice”) given to Tenant not later than thirty (30) days after receipt of the Exercise Notice, subject to Tenant’s right to arbitration as hereinafter provided. If Tenant disputes the amount claimed by Landlord as Fair Market Rent, and Landlord and Tenant are not able to agree on the Fair Market Rent within ten (10) days of Tenant’s receipt of the Notice, Tenant may require that Landlord submit the dispute to arbitration. Failure on the part of Tenant to demand arbitration within thirty (30) days after receipt of the Notice from Landlord shall bind Tenant to the Fair Market Rent determined by Landlord. The arbitration shall be conducted and determined in Portland, Oregon in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of real estate valuation disputes, except that the procedures mandated by such rules shall be modified as follows:
(a)	Tenant shall make demand for arbitration in writing within thirty (30) days after service of the Notice, specifying the name and address of the person to act as arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time experience who is familiar with the Fair Market Rent of space similar to the Premises in Portland, Oregon. Within ten (10) business days after the service of Tenant’s demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on Landlord’s behalf, which person shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of Landlord’s arbitrator within the time specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Rent for the Premises.

(b)	If two arbitrators are chosen, the arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and shall appoint a neutral arbitrator who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) days, the neutral arbitrator shall be selected by the presiding judge of the Washington County Circuit Court.

(c)	The Fair Market Rent shall be fixed by the three arbitrators in accordance with the following procedures: Each party-appointed arbitrator shall state, in writing, such arbitrator’s determination of the Fair Market Rent supported by the reasons therefore and shall make counterpart copies for the other party-appointed arbitrator and the neutral arbitrator. The party-appointed arbitrators shall arrange for a simultaneous exchange of their proposed Fair Market Rent determinations. The role of the neutral arbitrator shall be to select whichever of the two proposed determinations of Fair Market Rent most closely approximates the neutral arbitrator’s own determination of Fair Market Rent. The neutral arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations of Fair Market Rent. The determination of Fair Market Rent the neutral arbitrator chooses as that most closely approximating the neutral arbitrator’s determination of the Fair Market Rent shall constitute the decision of the arbitrators and shall be final and binding upon the parties. The arbitrators shall have no power to modify the provisions of this Lease.

(d)	The neutral arbitrator’s decision shall be made not later than thirty (30) days after the submission by the arbitrators of their proposals with respect to the Fair Market Rent. The parties have included these time limits in order to expedite

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the proceeding, but they are not jurisdictional, and the neutral arbitrator may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion, or willful misconduct by the neutral arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof.

(e)	Each party shall pay the fees and expenses of its respective arbitrator and both parties shall share the fees and expenses of the neutral arbitrator equally.
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Lease as of the day and year first written above.

LANDLORD: Union Bank of California as Trustee for Quest Group Trust VI

By:	/s/ Jason Kaufman
Jason Kaufman
Assistant Vice President

TENANT: Pixelworks, Inc.
By:	/s/ Hans Olsen
Hans Olsen
Vice President — Operations

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EXHIBIT A
The Premises

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EXHIBIT B
The Project

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EXHIBIT C
The Space Plan

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EXHIBIT D
Building Standards
1.	SUITE ENTRY DOOR: Solid core hardwood, cherry veneer entry doors from core area.

2.	CEILING: Building standard 2’ x 4’, U.S.G. #3575 acoustical tile in a white 15/16 exposed flange grid ceiling system. Ceiling height first floor 9’-10” minimum; second through fourth floors 9’-00.

3.	WINDOW COVERING: Building standard vertical blinds on all exterior windows.

4.	INTERIOR WALLS: A. 2-1/2” metal stud with one layer 5/8” gypsum board each side taped and finished smooth; walls terminate underside of grid ceiling. B. All private office walls to be insulated; ceiling insulation is available at additional cost.

5.	WALL PAINT: Acrylic satin latex enamel, building standard color. Manufacturer is Rodda Laysen eggshell or Miller 6200 series or equal.

6.	INTERIOR OFFICE DOORS: A. Building standard, cherry solid core door with latch set. Hardware finish is bright chrome. B. Building standard door and relite frames are manufactured by Timley with factory black finish. Doors are 3’ 0” x 8’ 0” on Floors 2, 3 and 4 and 3’ 0” x 9’ 0” on Floor 1.

7.	LIGHTING: One fixture every 80 square feet, not to exceed Oregon Energy Code.

8.	FLOOR COVERING: Building standard carpeting will be 32 ounce, anti-static direct, glue down carpet, solid color, plush-cut pile by Atlas.

9.	HEATING, VENTILATING AND AIR CONDITIONING: A. Ductwork, supply, return grilles and thermostats; separate zones for conference rooms, corner offices and private offices. Perimeter zones to be fan powered VAV with electric reheat. Interior zones to be cooling only VAV. No cross zoning between tenants or between interior and perimeter zones. All lunch rooms and break rooms to have exhaust fans. B. Special cooling needs for equipment rooms or after-hour service available at additional cost.

10.	ELECTRICAL OUTLETS: A. Building standard wall duplex outlets at the rate of two (2) for each 150 square feet of leased area on a shared circuit, not to exceed eight. B. Special electrical voltage, circuits and grounding is available at additional cost.

11.	TELEPHONE OUTLETS: Building standard telephone outlets consist of a four square box with a 3/4” conduit stubbed above ceiling at two per 250 square feet of leased area.

12.	PLUMBING: None included in building standard items within Tenant’s leased area but available at Tenant’s expense. Restrooms, showers and water fountains provided in common areas by Landlord.

13.	SUITE IDENTIFICATION: Landlord will determine suite number identification per building standard graphic system.

14.	SPACE PLANNING: All necessary space planning to design the building standards.

15.	PHONE/DATA LINE INSTALLATION: All phone lines, data lines, power cables and conduits will be suspended from the plenum ceiling with 18” clearance above suspended grid. Phone system including cabling to be removed at end of lease by tenant.

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EXHIBIT E
Janitorial Specifications
TENANT OFFICE AREA
FIVE TIMES PER WEEK: Sunday through Thursday evenings.
1.	Gather waste paper and place for disposal.

2.	Empty and wash ashtrays.

3.	Sweep and/or dust mop floor surfaces.

4.	Vacuum clean all carpeted traffic areas. Spot clean as necessary.

5.	Dust chairs, tables and other office furniture, but not desk.

6.	Dust lights and other flat surfaces within reach.

7.	Dust counters, file cabinets and telephones.

8.	Properly arrange furniture in offices.

9.	Remove fingerprints from doors and partition glass.

10.	Check doors and windows upon completion of work.

11.	Polish brass push plates.

12.	Sweep stairways.

13.	Leave only designated night lights on.
ONE TIME PER WEEK
1.	Dust high partition ledges and moldings.

2.	Clean door kick plates and trashcans.

3.	Dust panel walls and wood doors.

4.	Edge all carpeted areas on a rotating basis.
ONE TIME PER MONTH
Clean, wax and polish composition floors.
ONCE EVERY SIX MONTHS
Clean exterior of perimeter windows.
ONE TIME PER YEAR
Clean interior of perimeter windows and relites in tenant spaces
RESTROOMS
FIVE TIMES PER WEEK
1.	Clean restrooms, wash basins, dispensers and chrome platings.

2.	Clean mirrors and frames.

3.	Wet mop floors.

4.	Sanitize toilets, toilet seats and urinals.

5.	Dust ledges and partitions.

6.	Refill all dispensers.
ONE TIME PER MONTH
Wash walls and doors.
ONE TIME PER YEAR
Machine scrub and seal restroom floors.

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LOBBIES, STAIRWAYS, AND ELEVATORS
FIVE TIMES PER WEEK
1.	Wet mop or vacuum main entrance lobby floors.

2.	Spot wash walls and doors.

3.	Vacuum elevator.

4.	Damp wipe or dust elevator walls, and polish call button plates.

5.	Clean elevator doors and thresholds.

6.	Check exit doors and lights in stairways and corridors.

7.	Clean and polish main entrance doors.
ONE TIME PER WEEK
Clean elevator walls and ceiling.
ONE TIME PER MONTH
1. 2. 3.	Dust high ledges and partitions. Wet mop all stairs. Clean and polish composition floors.
ONE TIME PER YEAR
Professionally clean common area carpet.
HVAC HOLIDAY SCHEDULE
The HVAC will not be in operation on the following holidays:
New Years Day
Memorial Day
Independence Day / July 4
Labor Day
Veterans Day
Thanksgiving Day
Christmas Day
A schedule setting forth the days of observance of the foregoing holidays will be furnished by the Lessor upon request.

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EXHIBIT F
Rules and Regulations For Office Lease
GENERAL RULES
1.	Tenant shall not suffer or permit the obstruction of any Common Areas, including but not limited to driveways, walkways and stairways.

2.	Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Project and its occupants.

3.	Tenant shall not make or permit any noise or odors that annoy or interfere with other lessees or persons having business within the Project.

4.	Tenant shall not keep animals or birds within the premises, and shall not bring bicycles, motorcycles, skateboards, or other vehicles into areas not designated as authorized for same.

5.	Tenant shall not make, suffer or permit litter except in appropriate receptacles for that purpose.

6.	Tenant shall not alter any lock or install new or additional locks or bolts without prior authorization from Landlord.

7.	Tenant shall be responsible for the inappropriate use of any toilet rooms plumbing, or other utilities. No foreign substances of any kind are to be inserted therein.

8.	Tenant shall not deface the walls, partitions, or other surfaces of the premises or Project.

9.	Tenant shall not suffer or permit anything in or around the premises or Building(s) that causes excessive vibration or floor loading in any part of the Project.

10.	Tenant shall not employ any service or contractor for services or work to be performed within the premises, except as approved by the Landlord.

11.	Landlord reserves the right to close and lock the Project on Saturdays, Sundays, and legal holidays, and on other days between the hours of 6 P.M. and 8 A.M. of the following day. If Tenant uses the Premises during such periods, Tenant shall be responsible for securely locking any doors it may have opened for entry.

12.	Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

13.	No Tenant, employee or invitee shall go upon the roof of the Building(s).

14.	Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as non-smoking areas.

15.	Tenant shall not use any method of heating or air conditioning other than as provided by Landlord.

16.	Tenant shall not install, maintain, or operate any vending machines on the premises without Landlord ‘s written consent.

17.	The Premises shall not be used for lodging.

18.	Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any governmental agency.

19.	Landlord reserves the right to waive any one of these rules or regulations, and/or as to any particular Tenant, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to such Tenant.

20.	Tenant assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.

21.	Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Project and its occupants. Tenant agrees to abide by these and such rules and regulations.

22.	Tenant understands that the building systems are designed to accommodate no more than five (5) persons per 1,000 square feet of rentable area.
PARKING RULES
1.	Parking areas shall be used only for parking by vehicles which have a “Quest Property Management Parking Permit”, if applicable.

2.	Vehicles permitted shall be no longer than full size passenger automobiles or pick up trucks and shall herein be called “Permitted Size Vehicles.”

3.	Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant ‘s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

4.	Landlord reserves the right to relocate all or a part of parking spaces from floor to floor within one floor, and/or to reasonably adjacent offsite locations(s), and to reasonably allocate them between compact and standard size spaces, as long as the same complies with applicable laws, ordinances, and regulations.

5.	Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

6.	Unless other wise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons, or loss of property, all of which the party using the parking area assumes risks.

7.	The maintenance, washing, waxing or cleaning of vehicles in the parking area(s) or Common Area is prohibited.

8.	Tenant shall be responsible for seeing that all of its employees, agents, and invitees comply with the applicable parking rules, regulations, laws and agreements.

9.	Landlord reserves the right to modify these rules and/or adopt such other reasonable and non-discriminatory rules and regulations, laws and agreements.

10.	Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

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